Exhibit 10.16

A large indoor gymnasium in Farglory Taipei Culture and Sports Park

Development plan new construction project contract

Case number: E4041一839361一2013-12-12-18-15-1838-28

Subject name: Central Monitoring System (CCTV) storage equipment

Contractor:

Party A: Enterprise Customer Branch of Chunghwa Telecom Co., Ltd.

Party B: MEGAsys

Project contract

“Chunghwa Telecom Corporation Customer Branch” (hereinafter referred to as Party A)

Contractor:

“ MEGAsys “ (hereinafter referred to as Party B)

Hereby, Party A will contract the “Central Monitoring System-Monitoring System Storage Equipment” part of the new construction of “Farglory Taipei Culture and Sports Park-Large Indoor Stadium Development Project” (hereinafter referred to as this project) to Party B. After the two parties agree, The terms of the contract are as follows: (with attachments)

Article 1 Project Location:

Xinyi District, Taipei City.

Article 2 Project scope:

1.	Except as otherwise provided in this agreement; design and construction drawings, bidding instructions, construction specifications, material specifications, unit price lists, equipment catalogs and related auxiliary documents, etc., include all parts of this project, including all changes or additions.
2.	When the materials, machinery and equipment, flowers and trees, drainage ditch and public facilities in the construction area or nearby buildings are necessary to be demolished due to the construction of this project, Party B shall report to Party A for approval in advance. If there is pollution or damage to the demolition or relocation without permission, Party B shall immediately clean up and restore or be responsible for compensation; otherwise, Party A will handle it on its own behalf, and the cost will be deducted from Party B’s project payment. Party B has no objection.

Article 3 Amount of contract:

1.	Without the consent of Party A, Party B shall not assign the relevant project payment (payment) of this contract to any third party.
2.	The contract amount stipulated in this contract is based on the total price or unit price. Please refer to Addendum after the contract.
3.	The supply of labor services, machinery and materials related to this project; miscellaneous expenses, insurance, taxes, surcharges, safety and management expenses, etc., as well as the expenses required for contracting this project, shall be the responsibility of Party B unless otherwise stipulated in this agreement.
4.	If the project is agreed to be the actual calculation part, it shall be settled according to the actual contracted and estimated quantity.
5.	This agreement will be finalized as soon as it is signed and stamped by both parties. In the future, regardless of price index fluctuations, wages or material fluctuations, changes in financial exchanges, changes in taxes, or increases in contributions, neither party may request an increase, decrease, or increase. Adjust the contract amount.

Article 4 Payment Method:

The payment method of this project shall be in accordance with the following provisions:

1.	The payment ratio and payment method are detailed in Addendum after the contract
2.	Party B needs to attach relevant payment information and send it to Party A for payment processing one day before the deadline for Party A’s assessment. If the payment is overdue or incomplete, Party B agrees to be listed as the next payment in accordance with the contract.
3.	Party B shall submit a full uniform invoice as proof of Party A’s expenditure based on the actual project cost assessed by Party A, and collect the payment in accordance with the special payment seal stipulated in this contract. After Party A receives the invoice or receipt from Party B and confirms that it is correct, it will remit the payment to the bank account designated by Party B in accordance with the “Chunghwa Telecom Payment Periodic Table”. Party B has fully understood the provisions of the periodic table when signing the contract.
4.	When Party A pays the contracted amount to Party B, Party B shall also provide relatively equivalent guarantee bills or guarantee items. If there are other provisions on performance bond and warranty bond in this agreement, they shall be handled in accordance with those provisions.
5.	If Party B breaches the contract or should be deducted in accordance with the contract, it will be deducted from the project payment payable in the current period of the assessment, and it will not be used as a proof.

Article 5 Project period:

1.	Start period:

Except as otherwise provided in this agreement; after both parties sign the contract, Party A will designate the start date to notify Party B of the start of work. Party B shall also propose construction methods, schedules, equipment configuration, personnel utilization, work schedule, material entry plan, etc., and after Party A’s on-site personnel agree and sign, cooperate with the construction site to enter the site as scheduled.

2.	Progress coordination:

Party B must actually plan from the date of signing the contract, recruit enough labor, prepare equipment and materials to facilitate the work. And from the designated start date, we will send enough labor to smoothly advance the progress according to the completion deadline

3.	Completion period:

Except as otherwise provided in this agreement: Party B shall complete the work as scheduled according to the number of working days or completion date given by Party A after the commencement date. Party B shall not delay for any reason and has no objection. If the project fails to be completed on the date specified by Party A, Party B is willing to handle it in accordance with the overdue handling provisions in Paragraph 5 of this Article. In case of a day when it is indeed unable to work, the construction period must be waived by Party A’s written approval

4.	Delayed for some reason:

If the number of projects temporarily increases, or due to natural disasters, land changes, etc., which are truly irreversible by manpower or due to Party A’s factors, Party B shall agree with Party A to extend the number of construction days in advance and rely on written evidence.

5.	Overdue processing:

If Party B fails to supply qualified materials, machinery and equipment, labor within the time limit required by Party A, or fails to complete the work within the prescribed time limit, Party B shall compensate Party A’s losses on a daily basis according to the number of overdue days in accordance with the following regulations, as a delay penalty. If it is overdue for more than seven days, it shall be deemed as a breach of contract, and Party A may handle it in accordance with Article 13 of this contract.

I.	A fine of five thousandths within the contract amount of 1 million yuan (minimum 1,000 yuan)
II.	Three-thousandth penalty within the contract amount of 1 to 3 million yuan (minimum 5,000 yuan)
III.	Two thousandths fined within the contract amount of 3-10 million yuan
IV.	The contract amount is more than 10 million yuan and the fine is 1.5%.

The above-mentioned overdue fines shall be deducted by Party A from the unclaimed amount by Party B. If there is any insufficient amount, Party B and its joint guarantor shall be responsible for compensation, and Party B and its joint guarantor shall have no objection to compensation in accordance with the conditions and amount issued by Party A.

6.	If Party B fails to cooperate with the construction of Party A’s project progress, Party A may use Party B’s costs to perform point-of-work or contract out to other contractors or manufacturers to perform on behalf of Party B without notice. The costs may be paid to Party B in each period Deducted from the engineering funds or retention funds
7.	If Party B suspends work halfway or delays the construction period for more than seven days without a justifiable reason, Party A may cancel (terminate) this contract without any notice, and issue another contract to another manufacturer to continue the work that Party B has not completed, and the full amount of the project payment that Party B has not received. As Party A’s compensation for damages, Party B shall not object.
8.	Party B shall ensure that the work (object) delivered to Party A meets the specifications and quality of the construction specifications of this project. Party A shall complete the acceptance of the work (object) within the warranty period. If any defect is found, Party B shall The repair will be dispatched, and the cost will be borne by Party B.
9.	During the performance of the contract, Party B should send a representative to deal with after Party A’s notification (telephone contact, written fax or meeting minutes is called and repaired immediately), and complete the repair and update within the time limit required by Party A, otherwise Party A can no longer do it. The reminder is immediately performed on behalf of the repairs. The related cost of labor and materials and Party A’s losses are deducted from Party B’s construction funds or retained funds. There is no objection to deduction of Party B from the warranty); Party B’s repair cooperation and customer satisfaction feedback will also be used as a reference for Party A’s invitation to bid in the future.

Article 6 Engineering Drawing Description:

1.	The design drawings, construction manuals and related attachments of this project have all been explained by Party A. Party B believes that they are completely clear and is willing to follow them. Anything that is not stated in the illustration and is necessary for construction or customarily required by Party B must also be implemented by Party B, and no prevarication or request for price increase is allowed. The quality of the construction is based on the acceptance criteria of Party A. If there is any doubt, the interpretation of Party A shall prevail.
2.	The construction specifications stipulated in this agreement are special instructions and requirements for this project, and Party B should truly comply with it. If there is any violation, it is willing to handle it in accordance with the provisions of Article 13 of this agreement.
3.	If relevant documents, materials or drawings need to be attached to this project, they shall be listed in other attachments or drawings for processing

Article 7 Engineering changes:

Party A has the right to change the plan and increase or decrease the quantity of the project at any time. Party B shall not refuse for any reason and has no objection. For the changed quantity, both parties shall refer to the unit price set in this contract to increase or decrease the price. However, if there is a new project, the unit price can be supplemented by the agreement between the two parties. If Party B has to abandon part of the completed project due to Party A’s change of plan or if the materials that have already been on the scene cannot be returned, Party A shall carry out the inspection and acceptance work. Refer to the order price in this contract or compare it to the material price at the time of contract

Article 8 Project management:

1.	Engineering supervision

And set up necessary measures in accordance with Party A’s instructions, and set up red flags in the work area, during the day, and hang red lights at night or use steel fences and other obvious signs to ensure safety. It is necessary for the safety of humans, animals, public and private property buildings near the construction site, etc. For precautions, if poor construction causes Party A to suffer damage, accidents or violations of occupational safety and health laws and regulations, Party B shall be fully responsible; Party B shall be responsible for all cases involving civil and criminal law and has nothing to do with Party A.

2.	Party B shall, in accordance with the responsibilities of the employer as stipulated in the Occupational Safety and Health Management Measures, handle labor insurance for all workers assigned to this project and participate in relevant medical examinations and safety and health seminars and accept the guidance of the business unit.

3.	Engineering cleanup:

After the completion of each stage of the project, the leftovers, waste and temporary equipment, etc., shall be sorted and cleared by Party B within the same day, and after the garbage dump is placed at the location specified by Party A, it shall be removed from the construction site at the specified time to keep the construction site clean, otherwise Party A The OEM process will be processed directly, and Party A will deduct from Party B’s current construction cost at 1.5 times the OEM wage.

Article 9 Project storage:

Before each phase of the project is accepted, all the construction materials, machinery, etc. that have been or have not been completed will be kept and protected by Party B. If there is pollution, damage or loss, Party B will still be responsible for it, and Party A has nothing to do with it

Article 10 Project acceptance:

The project is assessed in stages according to the performance progress, and the project in the current period is deemed to be accepted after the completion of the project assessment. After the completion of this project, Party A shall firstly inspect it and then Party A shall send personnel to handle the re-inspection of individual projects. The general acceptance shall only be considered after the project is qualified. If Party A finds that the project does not comply with the regulations after acceptance, Party B shall immediately modify and improve it within the time limit specified by Party A. If it is not completed within the time limit, it shall be handled in accordance with Article 5, Item 5 and Article 13 of this contract. The party may also hire workers to deal with it when necessary. If the funds are insufficient, they may recover from Party B or the security deposit; all the workers, appliances and ladders required for acceptance shall be provided by Party B.

Article 11 Warranty Responsibility:

1.	Party B shall provide warranty service within the warranty scope specified in the appendix to the general acceptance of the overall project from the date when the acceptance of each phase of the project is completed: Party B shall also calculate the five-year warranty after passing the general acceptance and provide a warranty certificate. During the warranty period, if part or all of the project moves, cracks, collapses or other damage occurs, it is found to be caused by poor construction or poor materials, and Party B shall be responsible for unconditional repair or replacement according to the drawings. If it involves people and criminal liability, Party B is responsible and has nothing to do with Party A.
2.	During the warranty period, Party B shall dispatch personnel to deal with after Party A’s notification (within 24 hours of emergency, usually within 72 hours), and complete the repair and update within the time limit required by Party A. Otherwise, Party A can proceed without further notice. For OEM repairs, related labor and material costs and Party A’s losses are deducted from Party B’s retained money, and Party A may deduct Party B’s other contracted (sold) construction (goods) or retained (warranty) payments from Party B to Party A for the shortfall No objection; Party B’s repair cooperation and customer satisfaction feedback will also be used as a reference for Party A’s bid invitation in the future
3.	If there are defects in the items within the scope of this contract after the expiration of the warranty period, and the defects are not known to Party A according to the usual acceptance and inspection methods, or because Party B deliberately fails to inform, Party B shall still be liable for repairs or compensation.

Article 12 Contract guarantee:

1.	Except as otherwise provided in this agreement; Party B shall find a guarantor with sufficient guarantee as the guarantee of this contract, and the contract will become effective on the same day after the completion of the guarantee by Party A; if Party A believes that Party B’s witness is inappropriate, it may notify in writing at that time If Party B changes the witness, Party B shall not object.

2.	Guarantee responsibility:

a.	If Party B fails to fulfill the provisions of this contract, resulting in project delays, inability to complete or debts, etc., for all losses suffered by Party A, the guarantor shall be jointly and severally liable for compensation, and is willing to waive the right of first litigation and defense without any objection.

b.	Party B shall perform all responsibilities for this contract, or the guarantor shall jointly and severally bear all obligations arising from the performance of the provisions of this contract and the termination of the contract by the guarantor, and is willing to waive the first stipulations in Article 745 of the Civil Law. The right to plead.
c.	The guarantor must release the guarantee responsibility after this contract expires, but if the guarantor loses its ability to guarantee in the middle, with the consent of Party A, Party B should immediately seek replacement of the insurance until the renewal procedures are completed, before the guarantor can release its guarantee responsibility

3.	Performance bond and warranty bond:

No performance bond is required in this case, but Party A may retain 10% of the total contract price as a warranty bond.

Article 13 Handling of breach of contract:

1.	After the signing of this contract, Party B shall dispatch personnel to perform construction in accordance with the contract. If Party B has one of the following circumstances, it shall be deemed that Party B has breached the contract.

a.	Party B privately transfers all or part of the project to another person to contract or fraudulently uses another person’s registration, which is verified by Party A in real time.
b.	When Party B has not entered the workers’ equipment, equipment, materials, or after the start of construction has been delayed, erratic, or suspended for more than seven days without reason, or Party A believes that Party B is unable to complete the project or Party A believes that Party B cannot complete the work within the agreed time limit.
c.	When Party B is cutting corners, cutting corners, is inferior in quality, or is unable to perform the contractual obligations due to changes
d.	When Party B does not assign responsible personnel to the construction site, or does not stay at the site despite assigning personnel, or has no ability to preside, which may lead to poor construction or disorder of the workers.
e.	When Party B fails to pay wages on time and causes workers to neglect their work or leave their jobs, which affects the normal progress of the project.
f.	When Party B delivers bribes or other illegitimate benefits to Party A’s personnel, or violently or intimidates Party A’s on-site personnel, causing Party A to suffer damage
g.	When Party B is declared bankrupt or sentenced to imprisonment, it is obvious that it is unable to perform the contract obligations
h.	When the person in charge of Party B disappears or passes away without a successor.
i.	When Party B violates any clause or attachment of this agreement.

2.	When Party B breaches the contract, in addition to paying the delay penalty in accordance with Article 5, Paragraph 5 of this agreement, 10% of the total construction cost shall be calculated as punitive liquidated damages to Party A, and if Party B has received the advance payment from Party A When making the payment, the received advance payment shall be refunded to Party A immediately and unconditionally. Party A may also require Party B to suspend work immediately and be responsible for the demobilization of workers, and Party A will handle and use all the materials, machinery and equipment on site. Regardless of whether Party A does it by itself or inviting investors to undertake it separately, it shall settle the part of the construction before Party B’s breach of contract until the project has passed the inspection and acceptance. Its consequential renewal of salary costs, postponement losses and everything Party A suffered

Agreement Parties Signature Page

Party A: Chunghwa Telecom Co., Ltd.

Representative: Tu Yuan Kuang

Title: President

Tax ID: 27950876

Address: Taipei City Hsin Yi 4th Road, No. 88, 16F

TEL: 02-2326-6362

Party B: MEGAsys

Representative: Shiau Yi Han

Tax ID: 70378560

Address: New Taipei City, San Chung District Chung Hsin 5st Road, 609 Lane, No. 14, 2F-15

TEL: 02-2999-7699

MEGAsys Agreement Pricing Total

Item	Description	Quantity	Cost	Notes
1	A. Central Control and Security Monitoring System	1	$10,180,000*	*NewTaiwanDollar
	B. Sales Tax	1	509,000*
	Subtotal		$10,689,000*

Terms & Conditions

1. Payment:

a. Based on the program buildings progress: Stadium, Mall, Cinema Hall, Office Building and Hotel Building.

b. Five years warranty started from party A received business licenses

2. Any future extended tax will responsible by party B

Addendum

1. Party B company name will use from this project to any extended project and cannot change owner to other company

2. Without Party A agreed, Party B cannot subcontract to any other parties

3. As soon as the agreement signed, party B cannot change any pricing

4. Program timeline must be followed Party A schedule – December 2021

5. Party B will follow Party An Onsite project manager instruction

6. All the operation processes will comply to Taiwan government Labor, sanitation and Environment policy

7. All the meeting notes agreed by party A and B will treated as agreement extension

8. All project budgets will be final, and any new conditions required additional budget will responsible by Party B

9. During the installation, any damage to neighbor, labor or public facilitis will responsible by party B

10. Once Project started, party B will follow the agreed schedule to delivery, any penalty due to the project delay will responsible by the party B

11. Any garbage and trashes generate due to the project will responsible by party B, and need to handle these efforts in the daily manner

12. Any add on taxes or equipment rental will responsible by party B

13. Any personal information collected by party B during the project, party B will responsible for keep it confidential. Any lawsuit or compensation requested by victim will responsible by party B

14. Party B will deliver the sample to party A after 30 days request, and will need party A approved before installed. Testing acceptance confirmation document are required before party A approve the payment

15. Any mal function equipment during warranty period will responsible by party B and replaced by party B

16. All additional guidelines will follow agreement

Human Resources Safety Policy

1. Party B will responsible for every member work on site with $3M NT labor accident insurances; Party B will responsible for any lawsuit related to project labor

2. Insurance will responsible by party B and the period of the insurance should be same as the project period

3. Illegal immigrant labors are not allowed to participate this project and any claimed caused by the illegal immigrant labors will responsible and only responsible by Party B